May 28, 2009

News Release

Source:  EnXnet, Inc.

EnXnet, Inc. Begins To Expand Product Offering

Tulsa, OK., May 28, 2009 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce that it has begun work on a more expansive Gift Card that will be able to hold more content than the current CD based MultiMedia Gift Card™. The new version of the Gift Card will be DVD based.

Now that all the manufacturing processes have been developed, the full scale marketing  on the current CD based MultiMedia Gift Card™ is underway and being expanded on a daily basis.  This now allows EXNT and their partners to restart the development of the DVD based Gift Card.

The projected sales in the near future should be more than adequate to fund further development of other technologies.

Ryan Corley, CEO of EnXnet, Inc., stated, “We put all of our efforts in the past year to perfecting and bringing the CD based Gift Card to market.  Now that we have completed that task, we have begun the process to expand our products.”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

For Investor Relations
Integrated Capital Partners, Inc.
James Farinella
Ph:  908-204-0004
Website:  www.stockreportcard.com

or
Investor@enxnet.com
www.enxnet.com